10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate October 15, 2007 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports Third Quarter Earnings
Files Lawsuit to Recover Previously Reported Loan Loss

Holland, Michigan, October 15, 2007 — Macatawa Bank Corporation today announced net income for the third quarter of 2007.

Net income for the quarter was $2.46 million, or $0.14 per diluted share, compared to net income of $6.01 million, or $0.35 per diluted share, for the third quarter of 2006. Net income for the first nine months of 2007 totaled $11.88 million, or $0.68 per diluted share, compared to net income of $16.99 million, or $0.98 per diluted share, for the nine months ended September 30, 2006.

“This is proving to be a challenging year for financial institutions across the country, and Macatawa Bank Corporation is no exception,” commented Ben Smith, Chairman and CEO. “These results are not where we want them to be. The third quarter of 2006 was the single best quarter in the history of the Company, which makes the year-over-year comparison particularly disappointing.”

The Company’s third-quarter 2007 earnings are lower than anticipated because it made extra provisions for loan losses related to residential land development loans. This type of loan is utilized by developers to build housing communities, and many of these developments are underperforming. The residential real estate market throughout the country has declined. In Michigan, this decline is compounded by continued softness in the State’s economy.

The provision for loan losses was $3.6 million for the quarter compared to $490,000 for the third quarter of 2006. The Company’s non-performing loans increased to $48.7 million and represent about 2.8 percent of total loans at September 30, 2007. The majority of the increase was in loans to residential land developers.

“We felt it was fiscally prudent to increase our loan-loss provision for the third quarter because of these challenging market conditions,” Mr. Smith said. “It’s important to note that residential development loans are small relative to our overall portfolio, accounting for approximately 14 percent of our loans. The remaining 86 percent of the Company’s loan portfolio, which includes commercial, industrial, retail and individual mortgages, continues to perform well.”

Macatawa Bank has also filed a lawsuit to recover approximately $4.7 million in commercial loans to Grand Rapids resident Michael Vorce and two of his businesses. The lawsuit, which was filed today, October 15, in Kent County Circuit Court, alleges breach of contract, fraud and unjust enrichment against Vorce in connection to loans that he and his business entities obtained from the bank and then failed to repay.

“We believe these loans were falsely secured with collateral that does not exist,” said Phil Koning, President. “For the past seven months, Macatawa Bank has led a group of affected banks in collection efforts to mitigate our losses.

“We reported these impaired loans in our fourth-quarter and year-end financial results, taking a one-time charge against earnings that was recorded entirely in 2006. At that time, we told our shareholders and employees that we would aggressively seek to recover these funds. In addition to our ongoing collection efforts, today’s lawsuit, which is also asking the courts for interest and attorneys’ fees is another step in that direction.”

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Macatawa Bank 3Q Results / page 2 of 3

Third quarter net interest income totaled $15.8 million, a decrease of $1.2 million compared to the third quarter of 2006. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by 5% or $93.0 million from the third quarter of 2006 to the third quarter of 2007. The net interest margin was 3.20% for the quarter, down 12 basis points from 3.32% for the second quarter of 2007 and 42 basis points from 3.62% for the third quarter of 2006.

On a consecutive quarter basis, the decline was primarily from a decrease in the yield on loans related to rising balances of non-performing loans. The cost of funds has remained flat for the last two quarters. The recent 50 basis point cut in the Federal funds and prime rates will have a negative impact on net interest income in the near term, although over a full twelve month period the overall impact on earnings is expected to be neutral. The Company’s variable rate loan portfolio exceeds the level of variable rate funding, but the fixed rate funding portfolio that reprices over the next twelve months will offset this excess.

Non-interest income was $4.0 million for the third quarter of 2007, an increase of $528,000 or 15% compared to the third quarter of 2006. The Company continues to grow its non-interest revenue across the majority of its service delivery channels. Trust revenue grew $392,000 and revenue from deposit, investment and card services grew as well, more than offsetting lower gains on sales of loans.

Non-interest expense was $12.7 million for the quarter as compared to $11.3 million for the third quarter of 2006. The increases in salaries and benefits, occupancy and furniture and equipment primarily relate to operating costs associated with the new Asset Management Services group and the opening of four new facilities since the beginning of the year. Despite these significant investments for the future, the Company has been able to successfully manage these overhead components within a tight range. The $867,000 increase in other expense is primarily related to increases in legal and other carrying costs associated with non-performing assets and an increase of $249,000 in FDIC assessments. The additional FDIC assessments relate to a change by the FDIC in their charges for all banks effective January 1.

Total assets increased $62.0 million and total loans increased $54.0 million since September 30, 2006. Since the beginning of the year, total assets and total loans have grown $27.9 million and $24.9, respectively. Total deposits decreased $110.8 million since September 30, 2006 and $145.6 million since December 31, 2006. One of the Company’s institutional depositors withdrew approximately $104 million during the quarter. The withdrawals were associated with planned distributions and the depositor remains an excellent customer for the Company.

The Company has also reduced its holdings of deposits generated from out-of-market brokers during the year. Brokered deposits have declined $90.1 million since December 31, 2006. Accordingly, growth from deposits within the Company’s markets has been approximately $45 million since the beginning of the year. The Company remained well-capitalized at September 30, 2007 with a total risk-based capital ratio of 10.9%.

“Macatawa Bank Corporation has always been conservative in our approach to loan-loss reserves. This philosophy, in combination with our strong financial foundation and solid balance sheet, will sustain us through this challenging time. Macatawa Bank Corporation remains confident in the long-term economic health of West Michigan. We are a well-capitalized financial institution committed to the growth and vitality of our community,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, October 16, 2007, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

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Macatawa Bank 3Q Results / page 3 of 3

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended September 30		Nine Months Ended September 30

EARNINGS SUMMARY	2007	2006	2007	2006

Total interest income	$35,391	$34,779	$106,005	$97,916
Total interest expense	19,556	17,696	57,776	47,544

Net interest income	15,835	17,083	48,229	50,372
Provision for loan loss	3,640	490	5,480	1,990

Net interest income after provision for loan loss	12,195	16,593	42,749	48,382

NON-INTEREST INCOME
Deposit service charges	1,309	1,256	3,757	3,642
Gain on sale of loans	255	365	1,068	1,288
Trust fees	1,263	871	3,669	2,493
Other	1,204	1,011	3,292	2,903

Total non-interest income	4,031	3,503	11,786	10,326

NON-INTEREST EXPENSE
Salaries and benefits	6,461	6,193	18,937	18,524
Occupancy	1,057	910	3,132	2,630
Furniture and equipment	983	790	2,807	2,362
Other	4,231	3,364	12,249	10,160

Total non-interest expense	12,732	11,257	37,125	33,676

Income before income tax	3,494	8,839	17,410	25,032
Federal income tax expense	1,037	2,830	5,529	8,046

Net income	$2,457	$6,009	$11,881	$16,986

Basic earnings per share	$0.14	$0.35	$0.69	$1.00
Diluted earnings per share	$0.14	$0.35	$0.68	$0.98
Return on average assets	0.46%	1.20%	0.75%	1.16%
Return on average equity	5.91%	15.69%	9.65%	15.20%
Net interest margin	3.20%	3.62%	3.29%	3.71%
Efficiency ratio	64.09%	54.68%	61.86%	55.48%

BALANCE SHEET DATA Assets	September 30 2007	September 30 2006	December 31 2006

Cash and due from banks	$33,186	$36,916	$39,882
Federal funds sold	-	5,457	-
Securities available for sale	200,058	192,864	198,546
Securities held to maturity	1,920	2,713	2,711
Federal Home Loan Bank Stock	12,275	12,915	12,275
Loans held for sale	1,241	2,232	1,547
Total loans	1,736,370	1,682,359	1,711,450
Less allowance for loan loss	25,916	22,427	23,259

Net loans	1,710,454	1,659,932	1,688,191

Premises and equipment, net	64,054	57,853	60,731
Acquisition intangibles	29,054	25,571	25,478
Bank-owned life insurance	22,476	21,558	21,843
Other assets	28,015	23,020	23,612

Total Assets	$2,102,733	$2,041,031	$2,074,816

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$170,792	$168,438	$180,032
Interest-bearing deposits	1,351,211	1,464,378	1,487,525

Total deposits	1,522,003	1,632,816	1,667,557
Federal funds purchased	67,974	-	11,990
Other borrowed funds	299,093	202,055	192,018
Long-term debt	41,238	41,238	41,238
Other liabilities	8,694	9,797	5,164

Total Liabilities	1,939,002	1,885,906	1,917,967

Shareholders' equity	163,731	155,125	156,849

Total Liabilities and Shareholders' Equity	$2,102,733	$2,041,031	$2,074,816

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2007	2006

EARNINGS SUMMARY
Net interest income	$15,835	$16,335	$16,059	$17,045	$17,083	$48,229	$50,372
Provision for loan loss	3,640	965	875	5,725	490	5,480	1,990
Total non-interest income	4,031	4,020	3,735	3,851	3,503	11,786	10,326
Total non-interest expense	12,732	12,605	11,787	11,237	11,257	37,125	33,676
Income taxes	1,037	2,195	2,297	1,089	2,830	5,529	8,046
Net income	$2,457	$4,590	$4,835	$2,845	$6,009	$11,881	$16,986

Basic earnings per share	$0.14	$0.27	$0.28	$0.17	$0.35	$0.69	$1.00
Diluted earnings per share	$0.14	$0.26	$0.28	$0.16	$0.35	$0.68	$0.98

MARKET DATA
Book value per share	$9.65	$9.52	$9.49	$9.20	$9.11	$9.65	$9.11
Market value per share	$13.53	$15.91	$17.52	$20.25	$21.80	$13.53	$21.80
Average basic common shares	17,082,023	17,191,063	17,221,595	17,038,967	17,025,110	17,156,961	17,002,363
Average diluted common shares	17,232,709	17,405,018	17,499,098	17,380,901	17,385,741	17,369,413	17,397,065
Period end common shares	16,962,245	17,170,235	17,226,564	17,044,838	17,032,766	16,962,245	17,032,766

PERFORMANCE RATIOS
Return on average assets	0.46	0.87	0.93	0.56	1.20	0.75	1.16
Return on average equity	5.91	11.08	12.06	7.17	15.69	9.65	15.20
Net interest margin (FTE)	3.20	3.32	3.35	3.55	3.62	3.29	3.71
Efficiency ratio	64.09	61.93	59.55	53.78	54.68	61.86	55.48

ASSET QUALITY
Net charge-offs	$1,667	$711	$445	$4,894	$208	$2,823	$554
Nonperforming loans	$48,703	$29,470	$16,985	$22,290	$5,768	$48,703	$5,768
Other real estate and repossessed assets	$6,253	$6,302	$3,891	$3,293	$2,758	$6,253	$2,758
Nonperforming loans to total loans	2.80%	1.71%	0.99%	1.30%	0.34%	2.80%	0.34%
Nonperforming assets to total assets	2.61%	1.69%	0.98%	1.23%	0.42%	2.61%	0.42%
Net charge-offs to average loans (annualized)	0.39%	0.16%	0.10%	1.16%	0.05%	0.22%	0.05%
Allowance for loan loss to total loans	1.49%	1.39%	1.38%	1.36%	1.33%	1.49%	1.33%

CAPITAL & LIQUIDITY
Average equity to average assets	7.85%	7.83%	7.71%	7.77%	7.62%	7.80%	7.66%
Tier 1 capital to risk-weighted assets	9.66%	9.57%	9.53%	9.49%	9.59%	9.66%	9.59%
Total capital to risk-weighted assets	10.91%	10.93%	10.89%	10.85%	10.95%	10.91%	10.95%
Loans to deposits + other borrowings	95.35%	90.47%	90.26%	92.03%	91.69%	95.35%	91.69%

END OF PERIOD BALANCES
Total portfolio loans	$1,736,370	$1,724,773	$1,721,192	$1,711,450	$1,682,359	$1,736,370	$1,682,359
Earning assets	1,949,608	1,966,563	1,972,111	1,921,735	1,897,447	1,949,608	1,897,447
Total assets	2,102,733	2,116,295	2,120,043	2,074,816	2,041,031	2,102,733	2,041,031
Deposits	1,522,003	1,661,686	1,639,332	1,667,557	1,632,816	1,522,003	1,632,816
Total shareholders' equity	163,731	163,524	163,406	156,849	155,125	163,731	155,125

AVERAGE BALANCES
Total portfolio loans	$1,721,543	$1,732,553	$1,713,204	$1,686,139	$1,664,378	$1,722,464	$1,618,289
Earning assets	1,966,155	1,967,055	1,937,392	1,903,566	1,873,191	1,956,973	1,811,457
Total assets	2,116,474	2,114,974	2,078,501	2,042,005	2,010,840	2,103,455	1,946,142
Deposits	1,654,354	1,645,849	1,645,806	1,616,606	1,605,567	1,648,701	1,560,236
Total shareholders' equity	166,196	165,702	160,348	158,716	153,147	164,103	149,040